Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	Investor Relations
(713) 849-9911
IR@flotekind.com

Flotek Industries, Inc. Announces 2012 Results, Provides Financial and Operational Update, Announces Year-End 2012

Conference Call Details

HOUSTON, March 13, 2013 /PRNewswire/ — Flotek Industries, Inc. (NYSE: FTK - News) today announced results for the twelve-months ended December 31, 2012.

As reported on Form 10-K filed with the U.S. Securities and Exchange Commission, Flotek reported revenue for the year ended December 31, 2012 of $312.8 million, an increase of $54.0 million, or 21%, compared to $258.8 million for the same period in 2011. Acceleration in revenue was the result of gains in the Company’s Chemicals and Drilling Products segments. Revenue growth was the result of improved marketing efforts which resulted in increased market share in an overall market that remained relatively stagnant compared to year ago levels.

“Members of the Flotek team should be very proud of their accomplishments in 2012,” said John Chisholm, Chairman, President and Chief Executive Officer of Flotek Industries, Inc. “In a year in which many of our peers struggled to grow, Flotek’s focus on improving customer service, marketing and product mix resulted in solid revenue and profit growth as well as impressive growth in overall gross margins. Combined with the completion of our balance sheet transformation, 2012 was both evolutionary and revolutionary for Flotek and its stakeholders. While we are pleased with our progress, it only makes us thirsty for more and our team will accept the challenge to post even better results in 2013.”

For the year ended December 31, 2012, the Company posted net income attributable to common shareholders of $49.8 million or $0.97 per share (fully diluted). That compares to net income attributable to common shareholders of $26.5 million, or $0.56 share (fully diluted) for the 12 months ended December 31, 2011.

Included in 2012 net income is a gain of approximately $2.6 million related to the change in the fair value of the warrant liability associated with warrants issued in the August 2009 preferred stock offering. Included in 2011 net income was a gain of approximately $9.6 million related to the change in the fair value of the warrant liability.

Also included in 2012 net income is a loss of approximately $7.3 million related to the early extinguishment of debt, a result of the early retirement of the Company’s convertible notes issued in 2008. Included in 2011 net income was a loss of approximately $3.2 million related to the early extinguishment of debt.

At December 31, 2012, the Company also determined it was able to record a benefit of $16.5 million against income tax expense, a result of decreasing its valuation allowance on deferred tax assets which the Company was required to reserve in 2009. In 2011 the Company did not decrease its valuation allowance on deferred tax assets.

Excluding these non-recurring items, net income for the 12-months ended December 31, 2012 was $37.9 million or $0.71 per share (fully diluted), compared to $20.2 million or $0.42 per share (fully diluted) for the period ended December 31, 2011. A reconciliation of this non-GAAP measure of financial performance to GAAP net income can be found at the conclusion of this press release. In addition, a reconciliation of 2012 and 2011 EBITDA, also a non-GAAP measure of financial performance, to GAAP net income can be found at the conclusion of this release.

For the period ended December 31, 2012, Flotek’s non-cash stock compensation expense was approximately $13.4 million or approximately $0.25 per common share (fully diluted). For the period ended December 31, 2011, non-cash stock compensation expense was approximately $7.4 million or $0.16 per share.

“We are very proud of the fact that the Flotek stock incentive plan casts a wide net, involving nearly 100 Flotek internal stakeholders, allowing each of them to directly benefit from their hard work and dedication to Flotek,” added Chisholm. “Moreover, there should be little doubt that, as a result of the reach of this important benefit, the Flotek team’s best interests are uniquely aligned with our shareholders, something I firmly believe will continue to enhance results over time.”

Gross margins for the 12-months ended December 31, 2012 were 42.1%, compared to 40.9% for the 12-months ended December 31, 2011. Excluding an inventory mark-to-market adjustment taken on December 31, 2012, gross margins for the 12-months ended December 31, 2012 were 42.5%.

A complete review of the Company’s year-end financial position can be found in the Company’s annual report filed with the U.S. Securities and Exchange Commission this afternoon.

Fourth Quarter Results

For the three months ended December 31, 2012, Flotek posted revenue of $76.7 million, an increase of $1.8 million, or 2.4%, compared to $74.9 million in the same period of 2011. Quarterly results in 2012 were improved in both the Chemical and Drilling Products segments. However, much slower activity over the Thanksgiving holiday week and in the last week of December had a meaningful impact on growth dynamics in the quarter.

On a GAAP basis, Flotek posted Earnings per Share (fully diluted) for the three months ended December 31, 2012 of $0.44 compared to Earnings per Share (fully diluted) of $0.02 for the three-months ended December 31, 2011.

Consolidated gross margins for the 3-months ended December 31, 2012 were 40.8% compared to 42.3% in the same period in 2011. Excluding an inventory mark-to-market adjustment taken on December 31, 2012, gross margins for the 3-months ended December 31, 2012 were 42.4%.

Financial Update

As of December 31, 2012, the Company’s cash balance was $2.7 million, compared to $46.7 million as of December 31, 2011. During the quarter, the Company used approximately $25 million in cash towards repurchase of approximately $50 million of its outstanding convertible notes. In addition, the Company entered into a new credit facility with PNC Bank. The facility provides the Company with a $50 million revolving line of credit as well as a $25 million term loan which was drawn to facilitate the note repurchase. The $50 million revolver remains undrawn and available.

Subsequent to the end of the year, on February 15, 2013, the Company repurchased the remaining $5.2 million of the outstanding convertible notes. The notes were repurchased with cash on hand, without additional borrowings. As a result, the Company no longer has any outstanding convertible notes. Exclusive of capital leases, the Company’s only debt obligation is the term loan with PNC Bank which has a current balance of $24.4 million.

As of March 11, 2013, the Company had a cash balance of approximately $1 million.

“Flotek’s efforts to reestablish itself as an oilfield technology leader would not have been possible without a wholesale repositioning of our balance sheet and financial affairs,” added Chisholm. “That said, through hard work of the entire Flotek team and strategic financial thinking, we have largely completed our financial transformation and enter 2013 in the strongest financial position in the Company’s history. Flotek’s challenge in 2013 is to continue to post growth in a less certain environment, find ways to deploy capital for optimal returns and think strategically in ways that add value for Flotek shareholders. We are excited about the way 2013 has begun and the opportunities in front of us.

Operational Update

While business fundamentals were somewhat challenged in the second-half of 2012, Flotek’s continued focus on expanding its reach to existing and prospective customers led to increased market opportunities across the Company’s business segments in both domestic and international markets.

In the Chemical and Logistics segment, while pricing remained steady in 2012, margins improved as a result of better raw material pricing and a significant increase in efficiency in the Company’s Marlow, Oklahoma chemical production facility. In fact, capital projects at Marlow helped increased production throughput by over 50% while reducing the overall labor need by nearly 20%. Moreover, Flotek’s chemical production facility continues to have a stellar safety record with no OSHA recordable incidents in 2012.

Gross margins for the 12-months ended December 31, 2012 in the Chemical segment were 44.3% compared to 39.8% for the same period in 2011. The Company continues to be acutely focused on margin improvement through pricing, cost containment and efficiency. Excluding the impact of a mark-to-market inventory adjustment in the fourth quarter, chemical gross margins for the three months ending December 31, 2012 were 42.4% compared to 39.4% in the same period in 2011.

Flotek’s patented complex nano-fluid™(“CnF”) suite of chemistries continue to gain market share in unconventional oil and natural gas completions. From the Denver-Julesburg and Williston Basins in the Rocky Mountains to the Permian Basin and South Texas, CnF® additives continue to provide exploration and production companies with outstanding completion results compared to wells where CnF® fluids are not used. Activity continues to increase in the Niobrara formation as well as the Bakken and Eagle Ford shales as well as other emerging unconventional plays. Of note, Flotek clients have begun to use CnF® additives in the Utica Shale with promising results.

“One hallmark of our present and future success in our Chemical segment is our commitment to research and development,” added Chisholm. “Our team of scientists has worked diligently to be responsive to client requests for new products and new applications of existing products resulting in innovations that have instantly become top industry performers including cross-linkers, friction reducers, scale inhibitors and new CnF® formulations that address specific shale dynamics.”

As a symbol of the Company’s commitment to research, Flotek expanded the size of its chemistry research facility – located in the Woodlands, Texas - by more than 30% in 2012.

As a result of research efforts, Flotek introduced CnF® 2.0 fracturing additive in 2012, an advanced, concentrated CnF® product that is currently being tested. The Company believes the CnF® 2.0 product has characteristics that can significantly reduce the overall environmental footprint of unconventional completions while, at the same time, improving production efficacy of oil and natural gas wells. The Company has been very pleased with the initial reception to the innovations and expects strategic marketing and distribution to grow in the first half of 2013.

The Company continues to diversify its customer base with a focus on selling to integrated service companies as well as marketing to exploration and production companies, the principal end-user beneficiaries of many of our chemistries. New marketing strategies and an improved technical sales force have brought meaningful success in these initiatives.

In addition, Flotek’s international initiatives continue to show results. We continue to work with a number of partners as well as through our own international sales professionals and are making meaningful commercial progress in Latin America, Europe, the Middle East and North Africa. We expect to discuss additional opportunities in those regions throughout the year.

In the Drilling Products segment, a declining rig count in the second half of the year combined with normal seasonal slowdowns in activity were offset by increased market share, increased depth of work for existing customers and a continued acceleration in revenue from the Company’s Teledrift measurement-while-drilling products and its Cavo motors division. Even with an overall lower rig count, Flotek continues to see an increase in the total spending per rig for the Company’s products, a sign of relative strength amongst its peers.

The Company’s Teledrift products continue to dominate the vertical measurement-while-drilling business. Two of Flotek’s MWD offerings – ProDrift and ProShot – continue to show solid growth, increasing market reach as well as profitability based on upgrades from the basic Teledrift products. In fact, over 50% of Teledrift customers upgraded to ProDrift and ProShot in 2012. Overall, Teledrift continues to dominate the MWD market in the Permian Basin and continues to post significant growth in several other domestic basins.

Teledrift also continued to post strong growth in international markets, especially in Argentina, Kazakhstan and Saudi Arabia.

In 2012, Flotek introduced a number of enhancements to its Teledrift line of products, including wireless telemetry technologies that allow the review of Teledrift positioning results nearly anywhere a wireless signal is available.

Also worth noting is Flotek’s Galleon manufacturing group which primarily produces drilling tools for base and precious metals mining. The group had a record year and continues to see growth in backlog for its core mining tools.

While Flotek continues to reposition its artificial lift business to be more focused on liquids production, depressed natural gas prices continue to have an impact on the operating environment for our Powder River Basin-focused coal bed methane production systems. Nonetheless, a focus on exceptional service and aggressive marketing helped the business post respectable results in 2012.

The Company continues to market its artificial lift systems into liquid-rich plays. As a result, Flotek completed construction of a new multi-purpose facility in Williston, North Dakota to provide artificial lift services and other downhole products and chemical services in the prolific Bakken shale.

In addition, Flotek continues to experience demand for its patented Petrovalve in international markets. Moreover, the Company has seen renewed interest in the use of the mechanical production valve in certain North American markets, interest Flotek believes will continue in the coming year.

“As I reflect on the journey of the past three-plus years, I am struck by the distance Flotek has traveled in such a short period of time,” concluded Chisholm. “Moreover, the outcome of the journey is one few predicted, caught most by surprise and, most importantly, served to energize the spirit and imagination of the people of Flotek. The task at hand for 2013 is clear: The Flotek team will strive for a future that will focus on positive growth through innovation and the smart deployment of capital to create value for our shareholders. We will do so with a renewed vigor to make a difference for all of our stakeholders – our clients, our communities, our employees and the environment. We know we have set a high bar for ourselves and we are prepared to meet and exceed the challenge through a focus both at home and abroad, looking for opportunities for profitable growth inside our company as well as outside our gates and being adept and nimble to navigate uncertain times. I am confident we have the right people in the right places to find opportunities inside the challenges that lie ahead. I am more excited than ever about the future of Flotek.”

Conference Call Details

Flotek will host a conference call on Thursday, March 14, 2013 at 7:30am CDT to discuss its operating results for the three and twelve months ended December 31, 2012.

To participate in the call participants should dial 800-268-5851 approximately 5 minutes prior to the start of the call.

The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.‘s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

	Twelve Months Ended December 31,
	2012	2011
	(in thousands, except per share data)
GAAP Net Income and Reconciliation to EBITDA (Non-GAAP)

Net Income Attributable to Common Shareholders (GAAP)	$49,791	$26,540
Interest Expense	8,103	15,960
Income Tax Expense (Benefit)	(4,333)	7,862
Depreciation and Amortization	11,583	10,105

EBITDA (Non GAAP)	$65,144	$60,467

GAAP Net Income and Reconciliation to Net Income Excluding Non-Recurring Items (Non-GAAP)

Net Income Attributable to Common Shareholders (GAAP)	$49,791	$26,540
Loss on Extinguishment of Debt	7,257	3,225
Change in Fair Value of Warrant Liability	(2,649)	(9,571)
Impact of Recovered Deferred Tax Benefit	(16,478)	—

Net Income Excluding Non-Recurring Items (Non-GAAP)	37,921	20,194

EPS Excluding Non-Recurring Items (Fully Diluted)	$0.71	$0.42

Weighted Average Shares Outstanding (Fully Diluted)	53,554	47,638

Other Select Non-Cash Items Impacting Earnings

Stock Compensation Expense	$13,421	$7,437

Stock Compensation Expense Per Share (Fully Diluted)	$0.25	$0.16